FOR RELEASE ON: December 22, 2022 CONTACT: Robert Barry, VP - Investor Relations 608-361-7530 robert.barry@regalrexnord.com MICHAEL P. DOSS JOINS REGAL REXNORD BOARD OF DIRECTORS BELOIT, WI - Regal Rexnord Corporation (NYSE: RRX) announced today that Michael P. Doss has joined the Company’s Board of Directors. His initial term on the board is slated to continue until the 2023 annual shareholders meeting. Additionally, the Company announced an increase in the size of the board from ten to eleven directors. Mr. Doss has served as the President and Chief Executive Officer of Graphic Packaging Holding Company, a $9.4 billion public company that is a leader in the design and manufacturing of packaging for consumer products, since 2015. Prior to that role, Mr. Doss held roles of increasing complexity with Graphic Packaging from 1990 to 2015, including Chief Operating Officer (2013-2015), Executive Vice President, Commercial Operations (2012-2013), Senior Vice President, Consumer Packaging (2008-2012), Senior Vice President, Food and Consumer Products Packaging (2006-2008), Vice President, Operations, Universal Packaging (2003- 2006), Director Web Systems, Universal Packaging (2000-2003), and Plant Manager (1990-2000). Mr. Doss served as a director of Sealed Air Corporation from 2020 to 2022, and is a member of the boards of directors for the American Forest & Paper Association, the Sustainable Forest Initiative, the Paper Recycling Coalition, the Atlanta Area Council of the Boy Scouts of America and the Atlanta Metro Chamber of Commerce. Mr. Doss has both a B.S. in Industrial Marketing and an M.B.A. from Western Michigan University. "Mike is a dynamic leader who has a wealth of knowledge and experience that will greatly benefit our Board," said Regal Rexnord Board Chairman, Rakesh Sachdev. Regal Rexnord Chief Executive Officer, Louis Pinkham commented "As a CEO of a public company, Mike’s insightful perspectives and focus on strategic growth on a global basis make him a strong fit for our organization and will strengthen our board." "I look forward to joining the Regal Rexnord team and having an opportunity to leverage my experience to help the Company deliver significant shareholder value," said Mr. Doss. About Regal Rexnord Regal Rexnord Corporation is a global leader in the engineering and manufacturing of industrial powertrain solutions, power transmission components, electric motors and electronic controls, air moving products and specialty electrical components and systems, serving customers around the world. Through longstanding technology leadership and an intentional focus on producing more energy-efficient products and systems, Regal Rexnord helps create a better tomorrow – for its customers and for the planet. Regal Rexnord is comprised of four segments: Motion Control Solutions, Climate Solutions, Commercial Systems and Industrial Systems. Regal Rexnord is headquartered in Beloit, Wisconsin and has manufacturing, sales, and service facilities worldwide. For more information, visit RegalRexnord.com.